Exhibit 99.1

Ballantyne Strong Announces Sale of Convergent Media Systems for $23 Million

– Realized Gain of Approximately $15 Million or $1.00 per share –

— Strengthens Balance Sheet to Support Growth & Investment Initiatives –

Charlotte, NC – February 2, 2021 – Ballantyne Strong, Inc. (NYSE American: BTN) (“Ballantyne Strong” or the “Company”) today announced that it has completed the sale of its wholly-owned subsidiary Convergent Media Systems, LLC (“Convergent”) for a total enterprise value of approximately $23.2 million.

Mark Roberson, Chief Executive Officer of Ballantyne Strong, commented, “Convergent represents a successful turnround, transitioning a business that was generating significant losses to a profitable operation and a marketable asset. After monetizing the value created at Convergent, the Company will be better positioned to expand its other operating businesses and strategic investment portfolio. As a result of the transaction, we expect to recognize an income statement gain of approximately $15 million or $1.00 per share in the first quarter of 2021.

“We are excited about our continuing operating businesses and the value in our investment portfolio. Strong Entertainment is strengthening its industry-leading position, with new multi-year service and supply agreements with two of the leading operators in the cinema industry. Firefly is continuing its rollout of digital advertising on taxis and rideshare vehicles, FG Financial recently completed its investment in the sponsor of FG New America (NYSE: FGNA) and entered into its first reinsurance contract, and GreenFirst Forest Products has performed exceptionally well following its leadership additions and strategic investments in the Canadian timber business.

“Moving forward, we are encouraged by the opportunities we’re seeing in the marketplace and believe we are well positioned to create stockholder value.”

More information about the transaction will be available in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission within four business days of the closing of the transaction.

About Ballantyne Strong

Ballantyne Strong, Inc. (www.ballantynestrong.com) is a diversified holding company with operations and investments across a broad range of industries. The Company’s Strong Entertainment segment includes the largest premium screen supplier in North America and also provides technical support services and other related products and services to the cinema exhibition industry, theme parks and other entertainment-related markets. Ballantyne Strong holds a $13 million preferred investment along with Google Ventures in privately held Firefly Systems, Inc., which is rolling out a digital mobile advertising network on rideshare and taxi fleets. Finally, the Company holds a 30% ownership position in GreenFirst Forest Products Inc. (TSX: GFP) which has recently completed an investment in a sawmill and related assets and a 21% ownership position in FG Financial Group, Inc. (Nasdaq: FGF) which is implementing business plans to operate as a diversified insurance, reinsurance and investment management holding company.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements relating to the business of the Company that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “will,” “may,” or similar expressions. Such forward-looking statements involve a number of known and unknown risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 and the Company’s subsequent filings with the SEC, and the following risks and uncertainties: the negative impact that the COVID-19 pandemic has already had, and may continue to have, on the Company’s business and financial condition, the Company’s ability to maintain and expand its revenue streams to compensate for the lower demand for the Company’s digital cinema products and installation services, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to maintain its brand and reputation and retain or replace its significant customers, challenges associated with the Company’s long sales cycles, the impact of a challenging global economic environment or a downturn in the markets (such as the current economic disruption and market volatility generated by the ongoing COVID-19 pandemic), economic and political risks of selling products in foreign countries (including tariffs), risks of non-compliance with U.S. and foreign laws and regulations, potential sales tax collections and claims for uncollected amounts, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms, or at all, the Company’s ability to utilize or assert its intellectual property rights, the impact of natural disasters and other catastrophic events (such as the ongoing COVID-19 pandemic), the adequacy of insurance, the impact of having a controlling stockholder and vulnerability to fluctuation in the Company’s stock price. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Many of the risks listed above have been, and may further be, exacerbated by the COVID-19 pandemic, its impact on the cinema and entertainment industry, and the worsening economic environment. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update, withdraw or revise any forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

For Investor Relations Inquiries:

Mark Roberson	John Nesbett / Jennifer Belodeau
Ballantyne Strong - Chief Executive Officer	IMS Investor Relations
704-994-8279	203-972-9200
IR@btn-inc.com	jnesbett@institutionalms.com